Exhibit 5

                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005



                                   June 2, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                 Re:      The Hain Celestial Group, Inc.
                          Post-Effective Amendment No. 1 to
                          S-4 Registration Statement on Form S-8
                          --------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to The Hain Celestial Group, Inc. (the "Company") in connection with the preparation of the Company's Post-Effective Amendment to Form S-4 on Form S-8 (the "Amendment") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Amendment covers an aggregate of 1,610,670 shares of the common stock of the Company, $.01 par value (the "Common Stock"), to be offered under the Celestial Seasonings, Inc. 1993 Long Term Incentive, the Celestial Seasonings, Inc. 1994 Non-Employee Director Plan, a Stock Option Agreement dated July 8, 1993 between Celestial and Ron Davis, an Option Agreement dated June 13, 1997 between Celestial and Mo Siegel and a Stock Option Agreement dated June 16, 1997 between Celestial and Stephen B. Hughes (collectively, the "Plans") in connection with the merger (the "Merger") and related transactions contemplated in the Agreement and Plan of Merger dated March 5, 2000 (the "Merger Agreement") between the Company and Celestial Seasonings, Inc.

     In rendering the opinions set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

     Based on the foregoing, we advise you that in our opinion, the shares of Common Stock of the Company offered upon the exercise of options under the Plans, will be legally issued, fully paid and nonassessable.

     We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the State of Delaware and the Federal laws of the United States of America.

     We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Amendment referred to above.

                                      Very truly yours,

                                      /s/ Cahill Gordon & Reindel